Exhibit 1.06

More Information:

Investor Relations	Media Relations

Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Jen Buchhalter Articulate Communications Inc. 617.451.7788, ext. 16 jbuchhalter@articulatepr.com

FOR IMMEDIATE RELEASE

Leading Swedish Investment Bank Selects CDC Software’s Pivotal CRM for Financial Services
Solution

HONG KONG, ATLANTA, Sept. 18, 2007 – CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, announced today that The Öhman Group, a leading investment bank in Sweden, has chosen the Pivotal Customer Relationship Management (CRM) suite of software applications to create a single view of client activities, streamline access to all client information, and improve cross-departmental communication and coordination.

Öhman chose Pivotal CRM for its functionality specifically designed for the financial services-industries and because its former solution failed to address key requirements that included: maximizing benefits from its sales and marketing campaigns, increasing service levels and providing a complete view of client information. Using Pivotal CRM, Öhman employees now will be able to develop deeper insight into their clients’ needs, preferences, and influencers, and will have access to tools that will help them improve team collaboration and client service, as well as track performance.

“Previously at Öhman, information was stored in a variety of databases and systems resulting in different departments being unable to easily access or collaborate on client information,” said Pontus Barrné, CFO, The Öhman Group. “Since the cornerstone of our business is exceptional customer service, the need for a centralized solution was an important factor in choosing Pivotal CRM. With Pivotal CRM, we anticipate having a holistic view of all relationships and their mutual influence which will enable us to offer customized products and information when they are needed.”

“Successful firms, such as The Ohman Group, need to differentiate themselves actively from their competitors,” said Jason Rushforth, global vice president of Financial Services, Pivotal CRM. “This is done through strategic management of customer relations that includes establishing long-term client relationships and offering differentiated products and services. With Pivotal CRM, aggressive and successful financial institutions, like The Ohman Group, can easily manage this type of strategic client relationship information so they can differentiate their offerings and build client loyalty in today’s very competitive market.”

The Öhman Group is an investment bank that has been a part of the Swedish financial market since 1906 and a member of the Stockholm Stock Exchange since 1911. It offers a broad cross-section of high-quality financial services including securities trading and asset management.

About Pivotal CRM for Financial Services
Pivotal CRM enables clear, competitive differentiation by addressing the customer-facing needs of financial services enterprises in the capital markets, commercial and private banking, institutional asset management, and retail asset management industries. The solution is a highly flexible, best-in-class suite of CRM applications that are easily adapted to model the business practices that make each company unique. The Pivotal CRM software suite includes a powerful application platform and additional capabilities in analytics, mobile CRM, partner management and marketing automation.

Designed to produce meaningful increases in revenues, margins, and customer loyalty, Pivotal CRM is used by more than 2,000 companies around the world including Allianz Dresdner Asset Management, Farm Credit Services of America, Federal Home Loan Bank of Atlanta, Julius Baer Investment Management, Mellon Asset Management, Morgan Keegan & Company, Vantage Credit Union, Visa International Asia Pacific and The Ziegler Companies. For more information about Pivotal CRM for Financial Services, please visit www.pivotal.com/FinancialServices.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, and includes statements relating to the ability of Pivotal CRM to address the needs of financial services clients such as the ability to improve efficiencies, improve customer service, drive cost savings and competitive advantage. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the financial services markets; the continued ability of Pivotal CRM solutions to address industry-specific requirements of companies in the financial services industry; demand for and market acceptance of new and existing CRM solutions; development of new functionalities which would allow financial services companies to compete more effectively and changes in the type of information required to compete in the financial services industry. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

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